Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
Graham Corporation Reports 17.5% Operating Margin on
$16.1 Million in Sales for Second Quarter of Fiscal 2010
•	Revenue down 32.6% due to weak refining and petrochemical markets

•	Gross profit held strong at 36.3%

•	Orders of $29.6 million driven by large Middle East refinery projects; backlog moves up to $50.5 million, but approximately 35% is stretched into late Fiscal 2011 and into Fiscal 2012

•	Cash balance increases $9.4 million to $54.7 million

•	Revenue guidance tightened to $60 to $65 million as projects shift into Fiscal 2011; Full year gross margin expected to be 33% to 35%
BATAVIA, NY, October 30, 2009 — Graham Corporation (NYSE Amex: GHM), a designer and manufacturer of critical equipment for the oil refinery, petrochemical and power industries, today reported its financial position and results of operations for its second quarter and six months ended September 30, 2009. Graham’s current fiscal year ends March 31, 2010, referred to as “fiscal 2010.”
Net sales were $16.1 million in the fiscal 2010 second quarter, a decline of $7.8 million, or 32.6%, compared with net sales of $23.9 million in the second quarter of the fiscal year which ended March 31, 2009, referred to as “fiscal 2009”. Net income in the fiscal 2010 second quarter was $1.5 million, or $0.15 per diluted share, a decline of 66.7% compared with net income of $4.4 million, or $0.43 per diluted share, in the same period last year. Excluding a $0.5 million, or $0.05 per diluted share, charge associated with previous research and development (R&D) tax credits and associated interest, net income was $1.9 million, or $0.19 per diluted share.
Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “Sustained weakness in the U.S. and international refining and petrochemical markets continued to adversely impact our revenue during the quarter. However, our gross margin remained relatively high due both to prudent procurement practices designed to take advantage of lower material costs stemming from recession-driven reductions in component and commodity prices as well as, to a lesser degree, the fact that certain of the quarter’s shipments were for orders received near the peak of the prior energy demand cycle.”
U.S. sales declined $6.8 million, or 45.8%, to $8.1 million, representing 50% of total sales in the second quarter of fiscal 2010. By comparison, U.S. sales were $15.0 million, representing 63% of total sales, in the same quarter of fiscal 2009. International sales during the second quarter were $8.0 million, representing 50% of total sales, down from $8.9 million, or 37% of total sales, during the same quarter of fiscal 2009. Sales to Asia increased appreciably, but were more than offset by declines in sales to all other regions, with the largest sales decreases occurring in Canada and Western Europe.
In Graham’s leading industries, 44% of sales in the second quarter were to the refining industry, compared with 47% of sales in the same period of the prior fiscal year, and approximately 33%
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Graham Corporation Reports 17.5% Operating Margin on $16.1 Million in Sales for Second Quarter Fiscal 2010 October 30, 2009	Page 2
of sales were to the chemical/petrochemical industry during the second quarter, compared with 27% in the second quarter of fiscal 2009.
Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which Graham believes are more visible on a trailing 12-month basis. Nevertheless, Graham expects that international sales will comprise a larger portion of future revenue both for the remainder of the current fiscal year and beyond.
Strong Margin Driven by Reduced Material Costs
Gross profit was $5.9 million, or 36.3% of sales, in the second quarter of fiscal 2010, compared with $10.5 million, or 43.9% of sales, in the same period of the prior fiscal year. During the quarter, gross profit remained at a relatively high level compared with historic quarterly gross margins at this revenue level due primarily to material cost savings as well as to the fact that certain orders completed during the quarter originated prior to the sharp reduction in market demand which commenced in the quarter ended December 31, 2008. Offsetting these positive impacts were sales volume declines and product mix changes
Selling, general and administrative (“SG&A”) expenses in the second quarter declined to $3.0 million, or 18.8% of sales, compared with $3.9 million, or 16.4% of sales, in the second quarter of fiscal 2009. The decrease in SG&A expenses in the current year’s second quarter compared with the same quarter of fiscal 2009 was a result of decreased variable costs, such as commissions, related to the decline in sales, as well as to lower salaries and benefits reflecting the affect of the restructuring implemented by Graham in the fourth quarter of fiscal 2009. The restructuring measures taken in the fourth quarter of fiscal 2009 has produced approximately $2.7 million in annualized savings. During the second quarter of fiscal 2010, Graham further restructured the Company and recorded a charge of $0.1 million for additional severance costs which are expected to generate additional annualized savings of approximately $1.6 million beginning in the third quarter of fiscal 2010.
Mr. Lines noted, “Given our expectations for the next several quarters, we took additional restructuring steps in September, including a further headcount reduction of approximately 7%. Restructuring was accomplished both with production personnel and our indirect staff, and we believe that we still have sufficient staffing necessary to flex for capacity fluctuations, which we continue to expect. Our estimated savings from this restructuring is expected to impact manufacturing costs more than SG&A.”
Interest income in the second quarter of fiscal 2010 declined to $15 thousand compared with $172 thousand in the same period of the prior fiscal year, primarily as a result of a significant decline in current U.S. Treasury yields compared with a year ago.
Graham’s effective tax rate was 45.8% in the second quarter of fiscal 2010. The rate includes $0.4 million associated with a charge for certain R&D tax credits claimed for the tax years 2006 through 2008. Excluding this charge, the effective tax rate would have been 29.4%. This compares with an effective tax rate of 34.5% for the second quarter of fiscal 2009 and 34.7% for full-year fiscal 2009. Excluding the charge, the effective tax rate for fiscal 2010 is expected to be 30% to 31%.
Strong First Half of Fiscal 2010 Expected to be Balanced with Weaker Second Half
Net sales for the first six months of fiscal 2010 were $36.2 million, a decline of $15.3 million, or 29.7%, compared with net sales of $51.6 million in the first six months of fiscal 2009. U.S. sales represented 51% of sales for the first six months of fiscal 2010, compared with 65% in fiscal
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Graham Corporation Reports 17.5% Operating Margin on $16.1 Million in Sales for Second Quarter Fiscal 2010 October 30, 2009	Page 3
2009, while International sales were 49% of sales during the period, compared with 35% last year. Sales to Asia advanced strongly while sales to all other regions declined.
Sales to the refining industry accounted for 45% of revenue in the first six months of fiscal 2010, down from 50% in same period of fiscal 2009. Chemical/petrochemical sales were 28% of revenue, compared with 23% last year, and 27% of fiscal 2010 six-month sales were to other industrial applications, unchanged from the same period in the fiscal 2009.
SG&A expenses were $6.3 million, or 17.3% of sales, in the fiscal 2010 six-month period compared with $7.8 million, or 15.0% of sales, in the first six months of fiscal 2009. The decrease in absolute dollars was due primarily to reduced commissions on lower sales as well as to the effects of the Company’s restructuring initiatives. Graham expects that SG&A will be in the range of $12.5 to $13.0 million for full-year fiscal 2010 as variable costs such as commissions are expected to adjust based on the geographic location of sales.
Strong Balance Sheet with Significant Cash Position
Cash, cash equivalents and investments at September 30, 2009, were $54.7 million compared with $45.3 million at June 30, 2009 and $46.2 million at March 31, 2009. The increase resulted primarily from the timing of accounts receivable. Approximately $50.1 million was invested in U.S. Treasury notes with maturity periods of 91 to 180 days at September 30, 2009. As of September 30, 2009, Graham had no borrowings against its $30.0 million revolving line of credit facility.
Net cash provided by operating activities for the second quarter of fiscal 2010 was $9.8 million, compared with $2.5 million in net cash used in operating activities in the prior year’s second quarter. The increase was a result of the timing of receivables and the impact of a $3.6 million pension contribution that was made in last year’s quarter. For the first six months of fiscal 2010, cash provided by operations was $9.3 million compared with $4.4 million in cash provided by operations in the comparable fiscal 2009 period.
Capital expenditures were $202 thousand in the second quarter and $282 thousand for the first six months of fiscal 2010, compared with $576 thousand for the second quarter and $795 thousand for the first six months of fiscal 2009. Capital expenditures in fiscal 2010 are expected to aggregate approximately $1.0 million, of which approximately 65% are planned to be used for machinery and equipment, 28% are planned to be used for information technology and 7% for other anticipated expenditures. Approximately 50% of Graham’s planned capital expenditures for fiscal 2010 are associated with productivity improvements and the balance for capitalized maintenance and other general purposes.
Strengthened Backlog Extends into Fiscal 2012
Orders during the second quarter of fiscal 2010 were $29.6 million compared with orders of $17.5 million and $8.8 million in the prior year’s second quarter and the trailing first quarter of fiscal 2010, respectively. Included in orders in the fiscal 2010 second quarter were orders related to increased refinery activity in the Middle East. International orders were $23.4 million, or 79% of total orders, while domestic orders were $6.2 million, or 21% of total orders. This compares with last year’s second quarter domestic orders of $9.1 million and international orders of $8.3 million, 52% and 48% of total orders, respectively.
Graham’s backlog was $50.5 million at September 30, 2009, down 27.6% from $69.7 million at the end of last year’s fiscal second quarter, but 36.2% above backlog of $37.0 million at June 30, 2009. At September 30, 2009, there were four orders in backlog with a value of $7.0 million remaining on hold. During the fiscal 2010 second quarter, a $3.3 million order that was scheduled to ship by the end of fiscal 2010 was put on hold and is now expected to ship in the first half of fiscal 2011, while a $0.5 million order that was previously put on hold was cancelled.
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Graham Corporation Reports 17.5% Operating Margin on $16.1 Million in Sales for Second Quarter Fiscal 2010 October 30, 2009	Page 4
Approximately 55% of projects in Graham’s backlog as of the end of the second quarter are for refinery projects, 33% for chemical and petrochemical projects and 12% for power and other industrial commercial applications, compared with 51%, 31% and 18%, respectively, at September 30, 2008. The large refinery order received in the second quarter is not expected to be delivered until the latter half of fiscal 2011 and into fiscal 2012. Consequently, Graham expects only about 65% of its current backlog to ship in the next twelve months as opposed to the typical 85% to 90% of backlog that would normally ship in the twelve-month period.
Mr. Lines concluded, “Although we recorded the highest level of orders since the fourth quarter of fiscal 2008, our markets remain erratic and we may not begin to return to a normalized level of orders for several quarters. Based on the delay in shipment until next fiscal year of a
$3.3 million order, we now believe our fiscal 2010 revenue will be from $60 to $65 million, or at the lower end of our projected range. Yet, given the strength of the first half of the year, full-year gross margin is expected to be in the range of 33% to 35%.
“Our strategy is to grow beyond our recent historic record level of revenue by capturing a greater percentage of the market through investments in customer relationships and personnel that we are making during this recession, by expanding our product line and markets through acquisitions, and by taking advantage of growth opportunities in emerging markets. Our acquisition strategy targets companies with engineered-to-order products for the energy industries that can either expand Graham’s geographic footprint or expand our product offerings.”
Stock Buyback Program
Graham maintains a stock repurchase program which permits it to repurchase up to one million shares of its common stock through July 30, 2010. Since the initiation of the program in January 2009, Graham has repurchased 303,000 shares at a cost of $2.5 million. There were no repurchases of shares during the second quarter of fiscal 2010.
Webcast and Conference Call
Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey Glajch, Vice President — Finance & Administration and Chief Financial Officer, will review Graham’s financial and operating results for the second quarter of fiscal 2010 as well as Graham’s strategy and outlook. A question-and-answer session will follow.
Graham’s conference call and live webcast can be accessed as follows:
•	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialling 1-201-689-8560 and referencing conference ID number 334947 approximately 5 — 10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
•	The webcast will be archived at http://www.graham-mfg.com and a transcript will be posted, once available. The webcast and transcript will remain available on Graham’s website for approximately 30 days.

•	A telephonic replay can be heard by calling 1-201-612-7415, and entering account number 3055 and conference ID number 334947. The replay will be available from 2:00 p.m. on October 30, 2009, through November 6, 2009, at 11:59 p.m. Eastern Time.
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Graham Corporation Reports 17.5% Operating Margin on $16.1 Million in Sales for Second Quarter Fiscal 2010 October 30, 2009	Page 5
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. For over 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on the Company can be found.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”
Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:
Jeffrey Glajch, Vice President — Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Graham Corporation Reports 17.5% Operating Margin on $16.1 Million in Sales for Second Quarter Fiscal 2010 October 30, 2009	Page 6
Graham Corporation Second Quarter Fiscal 2010
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$16,108	$23,915	$36,246	$51,562
Cost of products sold	10,254	13,416	22,114	28,845

Gross profit	5,854	10,499	14,132	22,717

Gross profit margin	36.3%	43.9%	39.0%	44.1%
Other expenses:
Selling, general and administrative	3,032	3,931	6,280	7,753

Operating profit	2,822	6,568	7,852	14,964
Operating profit margin	17.5%	27.5%	21.7%	29.0%
Interest income	(15)	(172)	(33)	(303)
Interest expense	33	2	34	3
Other expense	96	—	96	—

Total other expenses and income	3,146	3,761	6,377	7,453

Income before income taxes	2,708	6,738	7,755	15,264
Provision for income taxes	1,240	2,326	2,769	5,168

Net income	1,468	4,412	4,986	10,096
Retained earnings at beginning of period	57,287	42,786	53,966	37,216
Dividends	(197)	(203)	(394)	(354)
Effect of adoption of measurement date provisions of Statement of Financial Accounting Standards No. 158	—	—	—	37

Retained earnings at end of period	$58,558	$46,995	$58,558	$46,995

Per share data:
Basic:
Net income	$.15	$.43	$.50	$1.00

Diluted:
Net income	$.15	$.43	$.50	$.99

Weighted average common shares outstanding:
Basic:	9,903	10,169	9,894	10,127
Diluted:	9,937	10,249	9,926	10,227

Dividends declared per share	$.02	$.02	$.04	$.035

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Graham Corporation Reports 17.5% Operating Margin on $16.1 Million in Sales	Page 7
for Second Quarter Fiscal 2010
October 30, 2009
Graham Corporation Second Quarter Fiscal 2010
Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(Unaudited)

	September 30,	March 31,
	2009	2009
Assets
Current assets:
Cash and cash equivalents	$4,640	$5,150
Investments	50,063	41,059
Trade accounts receivable, net of allowances ($28 and $39 at September 30, and March 31, 2009, respectively)	8,207	6,995
Unbilled revenue	5,555	10,444
Inventories	3,646	4,665
Income taxes receivable	1,868	4,054
Prepaid expenses and other current assets	656	375

Total current assets	74,635	72,742
Property, plant and equipment, net	9,523	9,645
Deferred income tax asset	196	224
Prepaid pension asset	4,423	4,300
Other assets	7	13

Total assets	$88,784	$86,924

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$28	$28
Accounts payable	5,483	5,514
Accrued compensation	3,649	4,630
Accrued expenses and other liabilities	1,926	2,266
Customer deposits	4,055	5,892
Deferred income tax liability	4,953	4,865

Total current liabilities	20,094	23,195

Capital lease obligations	17	31
Accrued compensation	274	250
Deferred income tax liability	1,356	1,253
Accrued pension liability	251	256
Accrued postretirement benefits	843	828

Total liabilities	22,835	25,813

Stockholders’ equity:
Preferred stock, $1.00 par value Authorized, 500 shares
Common stock, $.10 par value Authorized, 25,500 shares Issued, 10,150 and 10,127 shares at September 30 and March 31, 2009, respectively	1,015	1,013
Capital in excess of par value	15,174	14,923
Retained earnings	58,558	53,966
Accumulated other comprehensive loss	(6,240)	(6,460)
Treasury stock (305 and 279 shares at September 30 and March 31, 2009, respectively)	(2,554)	(2,325)
Notes receivable	(4)	(6)

Total stockholders’ equity	65,949	61,111

Total liabilities and stockholders’ equity	$88,784	$86,924

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Graham Corporation Reports 17.5% Operating Margin on $16.1 Million in Sales	Page 8
for Second Quarter Fiscal 2010
October 30, 2009
Graham Corporation Second Quarter Fiscal 2010
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2009	2008
Operating activities:
Net income	$4,986	$10,096

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	840	530
Discount accretion on investments	(30)	(293)
Stock-based compensation expense	198	257
Loss (gain) on disposal of property, plant and equipment	3	(1)
Deferred income taxes	98	1,267
(Increase) decrease in operating assets:
Accounts receivable	(1,212)	(3,591)
Unbilled revenue	4,892	2,864
Inventories	1,018	(1,236)
Income taxes receivable/payable	2,185	(1,277)
Prepaid expenses and other current and non-current assets	(281)	(117)
Prepaid pension asset	(122)	(3,574)
Increase (decrease) in operating liabilities:
Accounts payable	(134)	(18)
Accrued compensation, accrued expenses and other current and non-current liabilities	(1,323)	(176)
Customer deposits	(1,838)	(379)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	34	50

Net cash provided by operating activities	9,314	4,402

Investing activities:
Purchase of property, plant and equipment	(282)	(795)
Proceeds from sale of property, plant and equipment	7	1
Purchase of investments	(86,613)	(61,437)
Redemption of investments at maturity	77,640	58,600

Net cash used by investing activities	(9,248)	(3,631)

Financing activities:
Proceeds from issuance of long-term debt	198	2,450
Principal repayments on long-term debt	(211)	(2,464)
Issuance of common stock	34	695
Dividends paid	(394)	(354)
Purchase of treasury stock	(229)	(14)
Excess tax deduction on stock awards	21	1,696
Other	2	2

Net cash (used) provided by financing activities	(579)	2,011

Effect of exchange rate changes on cash	3	150

Net (decrease) increase in cash and cash equivalents	(510)	2,932
Cash and cash equivalents at beginning of period	5,150	2,112

Cash and cash equivalents at end of period	$4,640	$5,044

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Graham Corporation Reports 17.5% Operating Margin on $16.1 Million in Sales	Page 9
for Second Quarter Fiscal 2010
October 30, 2009
Graham Corporation Second Quarter Fiscal 2010
Additional Information
ORDER AND BACKLOG TREND
(Amounts in millions)

	Q109	Q209	Q309	Q409	FY2009	Q110	Q210
	6/30/08	9/30/08	12/31/08	3/31/09	3/31/09	6/30/09	9/30/09
Orders	$27.8	$17.5	$8.1	$20.5	$73.9	$8.8	$29.6
Backlog	$76.0	$69.7	$52.5	$48.3	$48.3	$37.0	$50.5
SALES BY INDUSTRY — FISCAL 2010
(Amounts in millions)

	Q110%		Q210%
	6/30/09	Total	9/30/09	Total
Refining	$9.2	46%	$7.1	44%
Chemical/ Petrochemical	$4.7	24%	$5.3	33%
Power	$0.1	N/A	$0.1	1%
Other	$6.1	30%	$3.6	22%
Total	$20.1		$16.1
SALES BY INDUSTRY — FISCAL 2009
(Amounts in millions)

	Q109%		Q209%		Q309%		Q409%		FY2009%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	3/31/09	Total	3/31/09	Total
Refining	$14.4	52%	$11.1	47%	$11.3	46%	$9.3	37%	$46.0	46%
Chemical/ Petrochemical	$5.3	19%	$6.4	27%	$6.6	27%	$8.7	35%	$27.0	27%
Power	$1.3	5%	$2.0	8%	$1.5	6%	$0.6	3%	$5.5	5%
Other	$6.6	24%	$4.4	18%	$5.3	21%	$6.2	25%	$22.6	22%
Total	$27.6		$23.9		$24.7		$24.8		$101.1

Graham Corporation Reports 17.5% Operating Margin on $16.1 Million in Sales	Page 10
for Second Quarter Fiscal 2010
October 30, 2009
SALES BY REGION — FISCAL 2010
(Amounts in millions)

	Q110%		Q210%
	6/30/09	Total	9/30/09	Total
United States	$10.2	51%	$8.1	50%
Middle East	$0.4	2%	$2.9	18%
Asia	$8.2	41%	$4.0	25%
Other	$1.3	6%	$1.1	7%
Total	$20.1		$16.1
SALES BY REGION — FISCAL 2009
(Amounts in millions)

	Q109%		Q209%		Q309%		Q409%		FY2009%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	3/31/09	Total	3/31/09	Total
United States	$18.6	67%	$15.0	63%	$14.4	58%	$15.8	64%	$63.7	63%
Middle East	$2.0	7%	$3.0	13%	$2.8	11%	$0.6	2%	$8.4	8%
Asia	$3.0	11%	$1.0	4%	$3.7	15%	$5.5	22%	$13.3	13%
Other	$4.0	15%	$4.9	20%	$3.8	16%	$2.9	12%	$15.7	16%
Total	$27.6		$23.9		$24.7		$24.8		$101.1
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